March 22, 2017	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
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RAYMOND JAMES FINANCIAL REPORTS FEBRUARY 2017 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for February 2017. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $324 million increased 16 percent compared to February 2016 but declined 3 percent compared to January 2017. The growth over last year’s February was primarily attributable to higher Private Client Group assets in fee-based accounts. The decline compared to the preceding month was largely due to lower fixed income commissions.

Client assets under administration reached a record $637.3 billion, increasing 30 percent over February 2016 and 2 percent over January 2017. Financial assets under management reached a record $84.7 billion, up 31 percent over February 2016 and 4 percent over January 2017. The increase in client assets was driven by market appreciation and the net addition of financial advisors in the Private Client Group.

“Investment banking revenues improved in February,” said Chairman and CEO Paul Reilly. “However, continued uncertainty about tax reform has created a challenging environment for the Public Finance and Tax Credit Fund divisions.”

Net loans at Raymond James Bank of $15.9 billion grew 14 percent over February 2016 and were flat compared to January 2017. Loan originations were offset by elevated payoffs during the month as many borrowers have taken advantage of tighter spreads by refinancing existing debt.

“We are pleased about achieving new records for client assets under administration and financial assets under management,” said Reilly. “Our strong recruiting and retention of financial advisors as well as the increase in short-term interest rates in March should provide tailwinds for our future results.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has 7,100 financial advisors serving approximately 3 million client accounts in more than 2,900 locations throughout the United States, Canada and overseas. Total client assets are $637 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	February 2017	February 2016	% Change	January 2017	% Change
	(19 business days)	(20 business days)		(20 business days)

Total securities commissions and fees (in mil.) (1)	$324.2	$279.8	16%	$335.4	(3)%

Client assets under administration (in bil.)	$637.3	$488.4	30%	$622.2	2%

Private Client Group assets under administration (in bil.)	$605.6	$461.2	31%	$590.9	2%

Financial assets under management (in bil.) (2)	$84.7	$64.9	31%	$81.4	4%

Raymond James Bank total loans, net (in bil.)	$15.9	$13.9	14%	$15.9	—

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.